HAM,	11550 Fuqua, Suite 475
LANGSTON &	Houston, TX 77034
BREZINA, L.L.P.	Bus.: 281/481-1040
Certified Public Accountants	Fax: 281/481-8485

March 31,2003

Mr. Kelly Jones
VirTra Systems, Inc.
440 North Center Arlington, TX 76011

Dear Kelly:

VirTra Systems, Inc. annual report on Form 10-KSB cannot be filed within the prescribed time period because we have not completed the process of obtaimng evidentiary infonnation that is critical to our ability to issue our report on the financial statements.

Sincerely,

/s/ Ham, Langston & Brezina, L.L.P.
Ham, Langston & Brezina, L.L.P.